Filed Pursuant to Rule 433
Registration No. 333-127668

This material is for your private information, and none of Wachovia Capital Markets, LLC, Nomura Securities International, Inc., J.P. Morgan Securities Inc., [______________] and [______________] (collectively, the “Underwriters”) is soliciting any action based upon it.  This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC (SEC File No. 333-127668) for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8am-5pm EST).  The certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis.  You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials.  Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any Underwriter will have any obligation to you to deliver any portion of the certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.  You have requested that the Underwriters provide to you information in connection with your consideration of the purchase of certain certificates described in this information.  This information is being provided to you for informative purposes only in response to your specific request.  The Underwriters described in this information may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this information.  The Underwriters and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this information.  The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale.  Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

WBCMT 2006 C24 Multifamily Data

Loan Issuer	Property Name	Property Address	Property City	Property State	Property Zip Code	County

Wachovia	Grandeville on Saxon	741 Saxon Boulevard	Orange City	FL	32763	Volusia
Wachovia	Mission Springs Apartments	5327 Timuquana Road	Jacksonville	FL	32210	Duval
Wachovia	Casa de Fuentes Apartments	11700 STEARNS STREET	Overland Park	KS	66210	Johnson
Wachovia	Aspen Lodge Apartments	8100 Perry Street	Overland Park	KS	66204	Johnson
Wachovia	Riverchase Apartments	2280 Keevan Lane	Florissant	MO	63031	Saint Louis
Wachovia	Presidio at Northeast Heights Apartments	6350 Eubank Boulevard NE	Albuquerque	NM	87111	Bernalillo
Wachovia	Mountainside Village Apartments	1187 South Beech Drive	Lakewood	CO	80228	Jefferson
Wachovia	Highbrook Apartments	5080 Samet Drive	High Point	NC	27265	Guilford
Wachovia	Tramway Ridge Apartments	4777 Tramway Boulevard NE	Albuquerque	NM	87111	Bernalillo
Wachovia	GMH - Jacob Heights	Woodhaven Circle & Joseph Path	Mankato	MN	56001	Blue Earth
Wachovia	Copper Beech Townhomes Student Housing	1100 West Aaron Drive	State College	PA	16803	Centre
Wachovia	860 Hinman	860 Hinman Avenue	Evanston	IL	60202	Cook
Wachovia	Ashton Creek Apartments	4201 Creek Way	Chester	VA	23831	Chesterfield
Wachovia	Tradewinds Mobile Estates	1801 20th Street West	Rosamond	CA	93560	Kern
Wachovia	Durham Park Apartments	16100 SW 108th Avenue	Tigard	OR	97224	Washington
Wachovia	Dobie Center	2025 Guadalupe Street	Austin	TX	78705	Travis
Wachovia	Santa Fe Place Apartments	350 North Festival Drive	El Paso	TX	79912	El Paso
Wachovia	Fox Glove Apartments	210 W. Redd Road	El Paso	TX	79932	El Paso
Wachovia	Wellington Point Apartments	4054 Beth Manor Drive	Montgomery	AL	36109	Montgomery
Wachovia	Heritage Pensacola Apartments	6115 North David Highway	Pensacola	FL	32504	Escambia
Wachovia	The Retreat Apartments	3475 Pleasantdale Road	Doraville	GA	30340	DeKalb
Wachovia	Saratoga Springs Apartments	4201 Pleasant Lake Village Lane	Duluth	GA	30096	Gwinnett
Wachovia	Whistlebury Pool	Various	Various	GA	Various	Various
0	Whistlebury	86 North Avenue	Athens	GA	30601	Clarke
0	Whistlebury Walk	325 Willow Street	Athens	GA	30601	Clarke
0	Whistlebury at College Station	501 North Wilkinson Street	Milledgeville	GA	31061	Baldwin
Wachovia	Cypress Pointe Apartments	425 South Hubbards Lane	Louisville	KY	40207	Jefferson
Wachovia	St. Germaine Apartments	2201 Manhattan Boulevard	Harvey	LA	70058	Jefferson
AMCC	Campus Lodge Apartments	2677 Old Bainbridge Road	Tallahassee	FL	32303	Leon
AMCC	The Villas of Parkhaven	301 South FM 1417	Sherman	TX	75092	Grayson
AMCC	Rhyne’s Gate Apartments	1110, 1120, & 1130 McKimmon View Court & 3710 Rhyne’s Gate Way	Raleigh	NC	27606	Wake
AMCC	Hazelton Apartments	4328 7th Avenue NE	Seattle	WA	98105	King
NCCI	Andover Woods	7808 Andover Woods Drive	Charlotte	NC	28210	0
NCCI	Cactus Gardens MHP	2333 West Irvington Place	Tucson	AZ	85746	0
NCCI	Terrace Pointe	8101 Langdon Avenue	Van Nuys	CA	91406	0
NCCI	Meadowstone MHC	840 Barfield Drive	Hastings	MI	49058	0
NCCI	Salem Chase	50 Salem Chase Drive	Conyers	GA	30013	0
NCCI	The Lakes MHC	5901 Lapeer Road	Kimball Township	MI	48074	0
NCCI	Monticello Village Apartments	6 Monticello Drive	Athens	OH	45701	Athens
NCCI	Garden Valley	8622 South Zarzamora Street	San Antonio	TX	78224	Bexar

Loan Issuer	Property Name	General Property Type	Specific Property Type	Current Loan Amount	Elevator Buildings	Utilities Tenant Pays

Wachovia	Grandeville on Saxon	Multifamily	Conventional	$28,118,000	N	E,W,S,T
Wachovia	Mission Springs Apartments	Multifamily	Conventional	$20,850,000	N	W,S
Wachovia	Casa de Fuentes Apartments	Multifamily	Conventional	$13,500,000	N	0
Wachovia	Aspen Lodge Apartments	Multifamily	Conventional	$15,250,000	N	E, W, S
Wachovia	Riverchase Apartments	Multifamily	Conventional	$16,760,000	N	E,G
Wachovia	Presidio at Northeast Heights Apartments	Multifamily	Conventional	$14,042,000	N	E
Wachovia	Mountainside Village Apartments	Multifamily	Conventional	$8,000,000	N	E,G
Wachovia	Highbrook Apartments	Multifamily	Conventional	$16,925,000	N	E
Wachovia	Tramway Ridge Apartments	Multifamily	Conventional	$7,700,000	N	0
Wachovia	GMH - Jacob Heights	Multifamily	Student Housing	$3,850,000	N	E,G,W,S
Wachovia	Copper Beech Townhomes Student Housing	Multifamily	Student Housing	$5,250,000	N	E,W,S
Wachovia	860 Hinman	Multifamily	Conventional	$8,000,000	N	E,W
Wachovia	Ashton Creek Apartments	Multifamily	Conventional	$14,779,650	N	E,G,T
Wachovia	Tradewinds Mobile Estates	Mobile Home Park	Mobile Home Park	$4,294,161	N	E,G,W,S,T
Wachovia	Durham Park Apartments	Multifamily	Conventional	$10,900,000	N	E,W
Wachovia	Dobie Center	Multifamily	Student Housing/Retail	$54,400,000	Y	E,W
Wachovia	Santa Fe Place Apartments	Multifamily	Conventional	$8,080,000	N	E,W,S
Wachovia	Fox Glove Apartments	Multifamily	Conventional	$6,000,000	N	E,W,S
Wachovia	Wellington Point Apartments	Multifamily	Conventional	$6,800,000	N	E,G
Wachovia	Heritage Pensacola Apartments	Multifamily	Conventional	$5,292,474	N	E,W,S
Wachovia	The Retreat Apartments	Multifamily	Conventional	$7,560,000	N	E
Wachovia	Saratoga Springs Apartments	Multifamily	Conventional	$9,500,000	N	E,G,W,S
Wachovia	Whistlebury Pool	Multifamily	Student Housing	$18,936,068	N	E
0	Whistlebury	Multifamily	Student Housing	$0	N	E
0	Whistlebury Walk	Multifamily	Student Housing	$0	N	E
0	Whistlebury at College Station	Multifamily	Student Housing	$0	N	E
Wachovia	Cypress Pointe Apartments	Multifamily	Conventional	$17,450,000	N	E,G,S
Wachovia	St. Germaine Apartments	Multifamily	Conventional	$28,000,000	N	E
AMCC	Campus Lodge Apartments	Multifamily	Student Housing	$28,000,000	N	NAV
AMCC	The Villas of Parkhaven	Multifamily	Conventional	$12,000,000	N	E
AMCC	Rhyne’s Gate Apartments	Multifamily	Conventional	$3,495,233	N	E
AMCC	Hazelton Apartments	Multifamily	Conventional	$2,634,000	N	W,E
NCCI	Andover Woods	Multifamily	Conventional	$12,400,000	N	E,G,T
NCCI	Cactus Gardens MHP	Mobile Home Park	Conventional	$1,600,000	0	0
NCCI	Terrace Pointe	Multifamily	Conventional	$7,010,860	N	E
NCCI	Meadowstone MHC	Mobile Home Park	Conventional	$2,500,000	0	0
NCCI	Salem Chase	Multifamily	Conventional	$3,760,000	N	E,W,S
NCCI	The Lakes MHC	Mobile Home Park	Conventional	$4,250,000	0	0
NCCI	Monticello Village Apartments	Multifamily	Conventional	$2,721,225	N	0
NCCI	Garden Valley	Mobile Home Park	Manufactured Housing	$4,635,488	0	0

Loan Issuer	Property Name	Number of Studio Units	Number of 1 BR Units	Number of 2 BR Units	Number of 3 BR Units	Number of 4 + BR Units	Average Rent; Rent Ranges - Studio Units

Wachovia	Grandeville on Saxon	0	88	168	48	12	0;0-0
Wachovia	Mission Springs Apartments	54	74	275	41	0	525;525-525
Wachovia	Casa de Fuentes Apartments	0	192	96	0	0	0;0-0
Wachovia	Aspen Lodge Apartments	0	148	138	20	0	0;0-0
Wachovia	Riverchase Apartments	0	124	274	20	0	0;0-0
Wachovia	Presidio at Northeast Heights Apartments	0	56	104	40	0	0;0-0
Wachovia	Mountainside Village Apartments	0	36	88	0	0	0;0-0
Wachovia	Highbrook Apartments	0	120	168	24	0	0;0-0
Wachovia	Tramway Ridge Apartments	0	0	88	24	0	0;0-0
Wachovia	GMH - Jacob Heights	0	0	0	6	36	0;0-0
Wachovia	Copper Beech Townhomes Student Housing	0	0	0	59	0	0;0-0
Wachovia	860 Hinman	101	12	0	0	0	634;600-650
Wachovia	Ashton Creek Apartments	0	26	126	80	0	0;0-0
Wachovia	Tradewinds Mobile Estates	0	0	147	0	0	0;0-0
Wachovia	Durham Park Apartments	0	56	168	0	0	0;0-0
Wachovia	Dobie Center	0	31	232	0	120	0;0-0
Wachovia	Santa Fe Place Apartments	96	96	80	0	0	425;425-425
Wachovia	Fox Glove Apartments	0	56	120	0	0	0;0-0
Wachovia	Wellington Point Apartments	0	72	152	10	0	0;0-0
Wachovia	Heritage Pensacola Apartments	0	56	108	30	0	0;0-0
Wachovia	The Retreat Apartments	0	108	86	32	0	0;0-0
Wachovia	Saratoga Springs Apartments	0	128	118	20	0	0;0-0
Wachovia	Whistlebury Pool	0	0	Various	Various	Various	0
0	Whistlebury	0	0	0	0	69	0;0-0
0	Whistlebury Walk	0	0	8	14	30	0;0-0
0	Whistlebury at College Station	0	0	0	27	0	0;0-0
Wachovia	Cypress Pointe Apartments	0	228	177	39	0	0;0-0
Wachovia	St. Germaine Apartments	0	276	276	0	0	0;0-0
AMCC	Campus Lodge Apartments	0	0	60	85	143	0
AMCC	The Villas of Parkhaven	0	128	120	8	0	0
AMCC	Rhyne’s Gate Apartments	0	0	48	0	0	0
AMCC	Hazelton Apartments	0	7	13	7	0	0
NCCI	Andover Woods	0	228	164	0	0	0;0-0
NCCI	Cactus Gardens MHP	0	60	15	0	0	0;0-0
NCCI	Terrace Pointe	21	85	17	0	0	695;695-695
NCCI	Meadowstone MHC	0	197	0	0	0	0;0-0
NCCI	Salem Chase	0	14	42	8	0	0;0-0
NCCI	The Lakes MHC	0	257	0	0	0	0;0-0
NCCI	Monticello Village Apartments	0	9	37	22	0	0;0-0
NCCI	Garden Valley	0	466	0	0	0	0;0-0

Loan Issuer	Property Name	Average Rent; Rent Ranges - 1 BR Units	Average Rent; Rent Ranges - 2 BR Units	Average Rent; Rent Ranges - 3 BR Units	Average Rent; Rent Ranges - 4+ BR Units

Wachovia	Grandeville on Saxon	812;780-865	993;945-1040	1196;1185-1200	1296;1285-1300
Wachovia	Mission Springs Apartments	585;585-585	718;680-745	871;835-905	0;0-0
Wachovia	Casa de Fuentes Apartments	698;660-740	882;845-915	0;0-0	0;0-0
Wachovia	Aspen Lodge Apartments	687;659-720	795;765-840	980;980-980	0;0-0
Wachovia	Riverchase Apartments	527;519-529	648;589-689	799;799-799	0;0-0
Wachovia	Presidio at Northeast Heights Apartments	718;695-740	865;810-920	1048;1025-1070	0;0-0
Wachovia	Mountainside Village Apartments	635;635-635	760;760-760	0;0-0	0;0-0
Wachovia	Highbrook Apartments	575;575-575	675;675-675	850;850-850	0;0-0
Wachovia	Tramway Ridge Apartments	0;0-0	808;795-820	1123;1095-1150	0;0-0
Wachovia	GMH - Jacob Heights	0;0-0	0;0-0	1400;1400-1400	1625;1600-1700
Wachovia	Copper Beech Townhomes Student Housing	0;0-0	0;0-0	1086;1020-1125	0;0-0
Wachovia	860 Hinman	933;900-1095	0;0-0	0;0-0	0;0-0
Wachovia	Ashton Creek Apartments	776;730-821	840;832-859	971;954-995	0;0-0
Wachovia	Tradewinds Mobile Estates	0;0-0	338;338-338	0;0-0	0;0-0
Wachovia	Durham Park Apartments	590;590-590	762;745-770	0;0-0	0;0-0
Wachovia	Dobie Center	1300;1300-1300	1783;1700-1850	0;0-0	4313;4100-6000
Wachovia	Santa Fe Place Apartments	480;480-480	600;600-600	0;0-0	0;0-0
Wachovia	Fox Glove Apartments	504;485-519	636;589-669	0;0-0	0;0-0
Wachovia	Wellington Point Apartments	430;430-430	493;480-520	680;680-680	0;0-0
Wachovia	Heritage Pensacola Apartments	565;565-565	697;660-760	900;900-900	0;0-0
Wachovia	The Retreat Apartments	646;585-670	781;705-810	973;895-1050	0;0-0
Wachovia	Saratoga Springs Apartments	583;529-639	711;679-739	945;900-1065	0;0-0
Wachovia	Whistlebury Pool	0	Various	Various	Various
0	Whistlebury	0;0-0	0;0-0	0;0-0	1500;1500-1500
0	Whistlebury Walk	0;0-0	950;950-950	1305;1305-1305	1560;1520-1600
0	Whistlebury at College Station	0;0-0	0;0-0	1104;1095-1125	0;0-0
Wachovia	Cypress Pointe Apartments	604;590-625	745;655-795	901;745-985	0;0-0
Wachovia	St. Germaine Apartments	581;515-600	726;615-780	0;0-0	0;0-0
AMCC	Campus Lodge Apartments	0	1126;1126-1126	1434;1434-1434	1792;1792-1792
AMCC	The Villas of Parkhaven	573;500-585	722;700-725	950;950-950	0
AMCC	Rhyne’s Gate Apartments	0	800;800-800	0	0
AMCC	Hazelton Apartments	652;595-695	887;875-895	1150;995-1195	0
NCCI	Andover Woods	698;632-740	846;777-947	0;0-0	0;0-0
NCCI	Cactus Gardens MHP	275;275-275	275;275-275	0;0-0	0;0-0
NCCI	Terrace Pointe	820;795-895	1045;1045-1045	0;0-0	0;0-0
NCCI	Meadowstone MHC	297;282-304	0;0-0	0;0-0	0;0-0
NCCI	Salem Chase	675;675-675	775;775-775	895;895-895	0;0-0
NCCI	The Lakes MHC	325;265-415	0;0-0	0;0-0	0;0-0
NCCI	Monticello Village Apartments	509;495-535	591;545-635	716;635-810	0;0-0
NCCI	Garden Valley	215;205-225	0;0-0	0;0-0	0;0-0

Loan Issuer	Property Name	DSCR(x)	LTV	Remaining Amort	Remaining IO	Remaining Term	Original Term

Wachovia	Grandeville on Saxon	1.30	73.5%	360	34	118	120
Wachovia	Mission Springs Apartments	1.25	75.3%	360	60	120	120
Wachovia	Casa de Fuentes Apartments	1.20	73.9%	360	60	120	120
Wachovia	Aspen Lodge Apartments	1.25	74.5%	360	60	120	120
Wachovia	Riverchase Apartments	1.19	78.4%	360	60	120	120
Wachovia	Presidio at Northeast Heights Apartments	1.31	67.2%	360	83	119	120
Wachovia	Mountainside Village Apartments	1.22	73.7%	360	59	119	120
Wachovia	Highbrook Apartments	1.20	71.4%	360	47	119	120
Wachovia	Tramway Ridge Apartments	1.25	70.6%	360	58	118	120
Wachovia	GMH - Jacob Heights	2.37	60.2%	IO	119	119	120
Wachovia	Copper Beech Townhomes Student Housing	1.24	75.0%	360	59	119	120
Wachovia	860 Hinman	1.23	71.6%	360	59	119	120
Wachovia	Ashton Creek Apartments	1.26	69.8%	359	0	119	120
Wachovia	Tradewinds Mobile Estates	1.24	76.1%	359	0	119	120
Wachovia	Durham Park Apartments	1.25	69.9%	360	59	119	120
Wachovia	Dobie Center	1.38	79.9%	330	49	118	120
Wachovia	Santa Fe Place Apartments	1.26	83.7%	360	47	119	120
Wachovia	Fox Glove Apartments	1.39	75.0%	360	47	119	120
Wachovia	Wellington Point Apartments	1.20	76.8%	360	29	119	120
Wachovia	Heritage Pensacola Apartments	1.90	52.7%	359	0	119	120
Wachovia	The Retreat Apartments	1.34	80.0%	360	20	80	84
Wachovia	Saratoga Springs Apartments	1.22	75.4%	360	22	82	84
Wachovia	Whistlebury Pool	1.37	74.2%	357	0	117	120
0	Whistlebury	0.00	0.0%	0	0	0	0
0	Whistlebury Walk	0.00	0.0%	0	0	0	0
0	Whistlebury at College Station	0.00	0.0%	0	0	0	0
Wachovia	Cypress Pointe Apartments	1.35	74.4%	360	60	120	120
Wachovia	St. Germaine Apartments	1.24	69.1%	360	60	120	120
AMCC	Campus Lodge Apartments	1.27	70.0%	360	36	120	120
AMCC	The Villas of Parkhaven	1.23	78.9%	360	0	120	120
AMCC	Rhyne’s Gate Apartments	1.21	79.5%	359	0	119	120
AMCC	Hazelton Apartments	1.20	64.2%	360	0	120	120
NCCI	Andover Woods	1.37	60.2%	360	48	120	120
NCCI	Cactus Gardens MHP	1.32	68.5%	360	0	60	60
NCCI	Terrace Pointe	1.20	72.7%	360	0	120	120
NCCI	Meadowstone MHC	1.35	75.8%	360	24	120	120
NCCI	Salem Chase	1.26	80.0%	360	0	120	120
NCCI	The Lakes MHC	1.42	60.5%	240	0	120	120
NCCI	Monticello Village Apartments	1.27	79.4%	359	0	119	120
NCCI	Garden Valley	1.24	78.8%	357	0	117	120